EXHIBIT 99.1

For Immediate Release
May 4, 2011

 PENINSULA GAMING REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011

Dubuque, IA – May 4, 2011 – Peninsula Gaming, LLC (the "Company") today announced financial results for the first quarter ended March 31, 2011.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and five off-track betting parlors in Louisiana, (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana, and (v) Kansas Star Casino, LLC (“KSC”), formed to own and operate the Kansas Star Casino, Hotel and Event Center (“Kansas Star”) which is currently under development.

($ in thousands)
	Three months ended March 31,
	2011	2010	% change
Total net revenues	$80,401	$78,001	3.1%

Consolidated Adjusted EBITDA (1)	$25,032	$24,950	0.3%

Income from operations	$15,890	$16,081	-1.2%

Net (loss) income	$(128)	$1,765	NM

($ in thousands)	Net Revenues
	Three months ended March 31,
	2011	2010	% change
Diamond Jo Dubuque	$16,757	$17,272	-3.0%

Diamond Jo Worth	$21,585	$21,185	1.9%

Evangeline Downs	$28,618	$27,376	4.5%

Amelia Belle	$13,441	$12,168	10.5%

Total	$80,401	$78,001	3.1%

($ in thousands)	Adjusted EBITDA(1) by Property
	Three months ended March 31,
	2011	2010	% change
Diamond Jo Dubuque	$5,691	$5,912	-3.7%
Margin	34.0%	34.2%	-20	bp

Diamond Jo Worth	$8,692	$8,843	-1.7%
Margin	40.3%	41.7%	-140	bp

Evangeline Downs	$8,579	$7,912	8.4%
Margin	30.0%	28.9%	+110	bp

Amelia Belle	$4,383	$3,842	14.1%
Margin	32.6%	31.6%	+100	bp

Consolidated Property Adjusted EBITDA (1)	$27,345	$26,509	3.2%
Margin	34.0%	34.0%	0	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“The first quarter of 2011 saw improved performance in Louisiana, which is reflected in our first quarter results,” said Brent Stevens, Chief Executive Officer of the Company.  “We remain focused on providing our customers with a great experience at all of our properties in Iowa and Louisiana, while continuing to be conservative in operating our business in order to maintain strong margins.  Meanwhile, our latest project in Mulvane, Kansas – the Kansas Star Casino, Hotel and Event Center – is proceeding with construction for a grand opening of Phase 1A of the facility in early 2012.”

First Quarter 2011 Results

Net revenues for the first quarter of 2011 were $80.4 million, Consolidated Property Adjusted EBITDA was $27.3 million and Consolidated Adjusted EBITDA was $25.0 million.  For the first quarter of 2010, consolidated revenues were $78.0 million, Consolidated Property Adjusted EBITDA was $26.5 million and Consolidated Adjusted EBITDA was $25.0 million.

For the first quarter 2011, on a generally accepted accounting principles ("GAAP") basis, the Company reported net loss of $0.1 million.  Net income for the first quarter 2010 on a GAAP basis was $1.8 million.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the first quarter of 2011 declined to $16.8 million from $17.3 million in the first quarter of 2010 due primarily to adverse weather during the month of February 2011. Net revenues for the first quarter of 2011 include casino revenues of $16.6 million and food and beverage and other revenues of $2.6 million, less promotional allowances of $2.4 million.  Adjusted EBITDA at DJL for the first quarter of 2011 decreased to $5.7 million from $5.9 million for the first quarter of 2010, while Adjusted EBITDA margin for the first quarter was 34.0%, down 20 basis points from the prior-year quarter.

Diamond Jo Worth

Net revenues at DJW during the first quarter of 2011 were $21.6 million, an increase of $0.4 million from $21.2 million in the first quarter of 2010.  Net revenues include casino revenues of $20.4 million, food and beverage revenues of $1.3 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $1.8 million, less promotional allowances of $1.9 million.  Adjusted EBITDA at DJW decreased $0.1 million to $8.7 million in the first quarter of 2011 from $8.8 million in the first quarter of 2010.

In March 2011, an independent third party developer and operator opened a new 60-room hotel in close proximity to the DJW casino.

Evangeline Downs Racetrack and Casino

For the first quarter of 2011, EVD's net revenues were $28.6 million, an increase of $1.2 million from $27.4 million in the first quarter of 2010 due primarily to the positive effects of the hotel at the casino which opened at the end of 2010 as well as the effects of a modestly improving regional economy.  Net revenues for the quarter include casino revenues of $25.0 million, racing and off-track betting revenues of $2.4 million, video poker revenues of $1.5 million, and food and beverage and other revenues of $2.8 million, less promotional allowances of $3.1 million. Adjusted EBITDA at EVD during the first quarter of 2011 was $8.6 million, an increase of $0.7 million from $7.9 million in the first quarter of 2010.

Amelia Belle Casino

For the first quarter of 2011, net revenues at ABC were $13.4 million, an increase of $1.2 million from $12.2 million in the first quarter of 2010 due primarily to the impact of disruptions on the casino floor at ABC during January 2010 and February 2010 as a result of ABC’s $7.5 million casino renovation and a small recovery in the oil and gas industry in southern Louisiana in the first quarter of 2011 compared to the first quarter of 2010.  Net revenues for the quarter include casino revenues of $13.6 million and food and beverage and other revenues of $1.7 million which includes a $0.7 million gain on a financial settlement with the predecessor owner of ABC, less promotional allowances of $1.9 million. Adjusted EBITDA at ABC during the first quarter of 2011 was $4.4 million, which is exclusive of the $0.7 million gain on financial settlement, and an increase of $0.6 million from $3.8 million in the first quarter of 2010.

Kansas Star Casino, Hotel and Event Center

On January 14, 2011, PGP’s Contract to Serve as Lottery Gaming Facility Manager for the South Central Gaming Zone on behalf of the Kansas Lottery (“Kansas Management Contract”) was approved by the Kansas Racing and Gaming Commission and following such approval, became effective and was then assigned to KSC.  In March 2011, KSC purchased two parcels of land totaling approximately 202 acres on which the Kansas Star will be developed. This land effectively gives the Company all the land needed to develop the Kansas Star facility in compliance with the terms of the Kansas Management Contract.  In March 2011, KSC broke ground on the Kansas Star development project.

The Kansas Star will be built in two phases. The first phase will include 1,500 slot machines, 42 table games, 10 poker tables, 150 hotel rooms, approximately 2,800 parking spaces, a 250-seat buffet, a 140-seat steakhouse, a two outlet food court, and a 177,000 square foot indoor event center. While the first phase is expected to be completed in January 2013, KSC plans to begin operating 1,310 slots machines and 32 table games by January 2012 from within the event center in the interim. The second phase will include 500 additional slot machines (thus expanding the total to 2,000 slot machines), 8 additional table games (bringing the total to 50 table games), the development of an equine complex that includes multiple arenas and barn facilities, a sports bar, 750 additional parking spaces, parking for 80 recreational vehicles, and 150 additional hotel rooms (bringing the total to 300 rooms). The second phase is scheduled for completion by January 2015.

As of March 31, 2011, the Company has incurred $54.1 million in capitalized and start-up costs related to the project.

General Corporate

General corporate Adjusted EBITDA was $(2.3) million for the first quarter of 2011, compared to $(1.6) million in the first quarter of 2010. Beginning in the second quarter of 2010, the Company began making changes to its corporate staff to support the continued growth of the Company with the acquisition of ABC in the fourth quarter 2009 and the current development of the Kansas Star.

Liquidity and Capital Resources

The Company ended the first quarter of 2011 with $116.0 million in cash and cash equivalents on hand, and $8.6 million in restricted cash. Total debt outstanding was $676.5 million, which includes the issuance in February 2011 of $80.0 million in aggregate principal amount of our 8 3/8% Senior Secured Notes due 2015 and $50.0 million in aggregate principal amount of our 10 3/4% Senior Unsecured Notes due 2017. After taking into account outstanding letters of credit, the Company had $48.3 million available under its $50.0 million revolving credit facility at March 31, 2011.

During the first quarter of 2011, the Company had cash outflows of $21.8 million related to capital expenditures. Of this amount, $17.5 million related to the Kansas Star development.  The Company had maintenance capital expenditures at its four properties of approximately $4.3 million in the aggregate which consisted primarily of slot machines and slot machine conversions at each of the properties.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership, operation and development of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; the Amelia Belle Casino in Amelia, Louisiana, and is currently developing the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas, which is expected to open in early 2012. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for development expense, pre-opening expense, affiliate management fees, loss from equity affiliate, gain or loss on disposal of assets and gain on settlement. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
REVENUES:
Casino	$75,568	$73,919
Racing	2,423	2,522
Video poker	1,466	1,187
Food and beverage	6,508	6,399
Other	3,739	2,780
Less promotional allowances	(9,303)	(8,806)
Total net revenues	80,401	78,001

EXPENSES:
Casino	30,873	30,608
Racing	2,462	2,441
Video poker	1,128	879
Food and beverage	4,099	3,981
Other	1,952	1,698
Selling, general and administrative	14,144	13,444
Depreciation and amortization	7,222	7,367
Pre-opening expense	1,057	10
Development expense	-	48
Affiliate management fees	1,540	1,435
Loss on disposal of assets	34	9
Total expenses	64,511	61,920

INCOME FROM OPERATIONS	15,890	16,081

OTHER INCOME (EXPENSE):
Interest income	600	539
Interest expense, net of amounts capitalized	(16,581)	(14,855)
Loss from equity affiliate	(37)	-
Total other expense	(16,018)	(14,316)

NET (LOSS) INCOME	$(128)	$1,765

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net (Loss) Income:

	Three Months Ended March 31,
	2011	2010

Diamond Jo Dubuque	$5,691	$5,912
Diamond Jo Worth	8,692	8,843
Evangeline Downs	8,579	7,912
Amelia Belle	4,383	3,842
Consolidated Property Adjusted EBITDA (1)	27,345	26,509
General Corporate	(2,313)	(1,559)
Consolidated Adjusted EBITDA (1)	25,032	24,950
Gain on settlement (2)	711	-
Depreciation and amortization	(7,222)	(7,367)
Pre-opening expense	(1,057)	(10)
Development expense	-	(48)
Affiliate management fees	(1,540)	(1,435)
Loss on disposal of assets	(34)	(9)
Loss from equity affiliate	(37)	-
Interest expense, net	(15,981)	(14,316)
Net (loss) income	$(128)	$1,765
  __________________

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

(2)	“Gain on settlement” relates to a one time gain on a financial settlement with the predecessor owner of ABC during the three months ended March 31, 2011 and is included in Other income.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977